EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Charles & Colvard, Ltd. relating to the financial statements and financial statement schedule of Charles & Colvard, Ltd. (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109, effective January 1, 2007, and Statement of Financial Accounting Standards No. 123R, Share-Based Payment, effective January 1, 2006) and Charles & Colvard, Ltd.’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Charles & Colvard, Ltd. for the year ended December 31, 2007.

DELOITTE & TOUCHE LLP

Raleigh, North Carolina

May 29, 2008